UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       November 19, 2008

NEXEN INC.
(Exact name of registrant as specified in its charter)
CANADA
(State or other jurisdiction of incorporation)
1-6702	98-6000202
(Commission File Number)	(I.R.S. Employer Identification No.)

801 - 7th AVENUE S.W. CALGARY, ALBERTA, CANADA	T2P 3P7
(Address of principal executive offices)	(Zip Code)

(403) 699-4000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 19, 2008, Nexen Inc. (Nexen) announced that Mr. Kevin J. Reinhart, age 50, currently Senior Vice President, Corporate Planning and Business Development, has been appointed to become Senior Vice President and Chief Financial Officer effective January 1, 2009. Mr. Reinhart will succeed Marvin Romanow, who will become President and Chief Executive Officer, following the retirement of Charlie Fischer at the end of this year.

Since joining Nexen in 1994, Mr. Reinhart has held the roles of Controller, Treasurer, and most recently, Senior Vice President, Corporate Planning and Business Development.

Mr. Reinhart is a Chartered Accountant with a Bachelor of Commerce Degree from Saint Mary’s University in Halifax. Prior to joining Nexen, he held senior management positions with a large public accounting firm.

The press release announcing the appointment of Mr. Reinhart is attached hereto as Exhibit 99.1 and is incorporated by reference into this item.

On September 16, 2008, Nexen entered into a Change of Control Agreement (the “Change of Control Agreement”) with Mr. Reinhart, in connection with his employment as Senior Vice President, Corporate Planning and Business Development, which continues in effect. Under the Change of Control Agreement, in the event of a change of control resulting in termination of Mr. Reinhart’s employment (a) by Nexen for reasons other than just cause (as such term is defined in the Change of Control Agreement), death, or disability or (b) by Mr. Reinhart for good reason (as such term is defined in the Change of Control Agreement), in each case within twelve months of the change of control, Mr. Reinhart would be entitled to receive, among other things,: (i) accrued but unpaid salary and bonus for the preceding calendar year under any incentive compensation plan (as such term is defined in the change of control agreement); (ii) lump sum pension benefits; and (iii) lump sum cash payments equal to (a) Mr. Reinhart’s salary and one-twelfth (1/12) of his annual target bonus for each month of the severance period (as such term is defined in the change of control agreement); (b) thirteen percent (13%) of Mr. Reinhart’s salary for the severance period representing the value of the group health and welfare benefits for the severance period and (c) the value of Nexen’s contributions to its savings plan (at a rate of six percent (6%) of Mr. Reinhart’s salary) for the severance period.

If Mr. Reinhart’s employment is terminated by Nexen for just cause (as such term is defined in the Change of Control Agreement) or by Mr. Reinhart other than for good reason (as such term is defined in the Change of Control Agreement) following a change of control, the Change of Control Agreement would terminate without further obligation of Nexen, except that Nexen would pay to Mr. Reinhart all accrued but unpaid salary and benefits, if any. In the event of Mr. Reinhart’s death or disability, the Change of Control Agreement would terminate without further obligation of Nexen, except that Nexen would pay to Mr. Reinhart or his estate all accrued but unpaid salary or benefits, if any, in addition to any death or disability benefits in a manner consistent with those provided by Nexen to senior executives under any plans, programs, or policies in effect at the time of death or disability.

A “change of control” for purposes of the Change of Control Agreement includes (a) any acquisition of common shares or convertible securities of Nexen carrying the right to cast more than 35% of the votes attaching to all common shares, (b) the liquidation of or sale of substantially all of the assets of Nexen, (c) certain situations resulting in a change of the majority of Nexen’s board of directors, and (d) a determination by Nexen’s board of directors that a change of control has occurred or is imminent.

The Change of Control Agreement expires 12 months following a change of control. The Change of Control Agreement contains confidentiality provisions that require Mr. Reinhart not to disclose or use to his personal advantage certain Company information.

The foregoing description of the Change of Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Change of Control Agreement, which is filed as Exhibit 10.53 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit

Number	Description

99.1	Press release of Nexen Inc. dated November 19, 2008.
10.53	Amended and Restated Agreement Respecting Change of Control and Executive Benefit Plan Entitlements with Kevin Reinhart dated as of September 16, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

Dated: November 21, 2008

NEXEN INC.
By:	/s/Rick C. Beingessner
Name: Rick C. Beingessner
Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Press release of Nexen Inc. dated November 19, 2008.
10.53	Amended and Restated Agreement Respecting Change of Control and Executive Benefit Plan Entitlements with Kevin Reinhart dated as of September 16, 2008.